EXHIBIT 23.1

TBPE REGISTERED ENGINEERING FIRM F-1580 1100 LOUISIANA SUITE 3800	HOUSTON, TEXAS 77002-5218	FAX (713) 651-0849 TELEPHONE (713) 651-9191
Consent of Ryder Scott Company, L.P.
As independent petroleum engineers, we hereby consent to the incorporation by reference in this Form 10-K of Apache Offshore Investment Partnership to our Firm’s name and our Firm’s review of the proved oil and gas reserve quantities of Apache Offshore Investment Partnership as of December 31, 2009, and to the inclusion of our report, dated February 5, 2010, as an exhibit to this Form 10-K filed with the Securities and Exchange Commission.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
February 24, 2010
RYDER SCOTT COMPANY PETROLEUM CONSULTANTS